News Release
FOR IMMEDIATE RELEASE
TEREX ANNOUNCES FIRST QUARTER 2013 RESULTS

WESTPORT, CT, April 24, 2013-- Terex Corporation (NYSE: TEX) today announced income from continuing operations of $20.9 million, or $0.18 per share for the first quarter of 2013, as compared to income from continuing operations of $20.5 million, or $0.18 per share for the first quarter of 2012. Excluding the impact of a charge related to the divestiture of certain roadbuilding assets of approximately $3.9 million, or $0.03 per share, and a charge related to the Material Handling & Port Solutions (MHPS) business of $1.9 million, or $0.02 per share, income from continuing operations as adjusted was $26.7 million, or $0.23 per share in the first quarter of 2013. Excluding the write down of an acquisition related note receivable of $12.3 million, income from continuing operations as adjusted was $32.8 million, or $0.29 per share, in the first quarter of 2012.

Net sales were $1,723.1 million in the first quarter of 2013, a decrease of 5.3% from $1,819.4 million in the first quarter of 2012. Income from operations was $68.4 million in the first quarter of 2013, an improvement of $4.6 million when compared to income from operations of $63.8 million in the first quarter of 2012. Excluding the impact of a write down of a charge related to the divestiture of the roadbuilding assets of approximately $3.4 million and a charge related to the MHPS business of $2.7 million, income from operations as adjusted was $74.5 million in the first quarter of 2013. Excluding the write down of an acquisition related note receivable of $12.3 million, income from operations as adjusted was approximately $76.1 million in the first quarter of 2012.

All results are for continuing operations, unless stated otherwise. All per share amounts are on a fully diluted basis. A comprehensive review of the quarterly financial performance is contained in the presentation that will accompany the Company’s earnings conference call.

“Our business performance was mixed in the first quarter,” commented Ron DeFeo, Terex Chairman and Chief Executive Officer. “We are encouraged by the performance of our Aerial Work Platform (AWP) business, which continues to reflect the strong end-market dynamics of the rental channel, particularly in North America. Our Cranes and Materials Processing businesses also positively contributed to our results and performed generally as expected. However, we have seen significant global revenue shortfalls in our MHPS business, with particular weakness in Europe and India. Our Construction business is also reflecting the challenges of a less certain customer base in Europe. As a result, we are initiating additional actions in the second quarter to further adjust the cost structure of the MHPS and Construction organizations to better reflect the reduced demand for certain of their products. We anticipate that we will be incurring restructuring and related charges of approximately $30-$50 million in the MHPS segment in the second quarter, and expect to realize a similar amount in savings over the next 12 to 24 months.”

Outlook: The Company’s overall outlook for fiscal year 2013 financial performance is consistent with our prior view, although our segment guidance now reflects the new reporting structure. Mr. DeFeo added, “Terex remains focused on improving profit through organic means, integrating the businesses more thoroughly, and generating consistent free cash flow. We reiterate our annual outlook of earnings per share to be between $2.40 and $2.70 per share, excluding restructuring and other unusual items, on net sales of between $7.9 billion and $8.3 billion.”

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Certain financial measures are shown in italics the first time referenced and are described in the text or the Glossary at the end of this press release. The Utilities business, formerly part of the AWP segment, the Crane America Services business, formerly part of the MHPS segment, and the legacy AWP services business, formerly part of the AWP segment, are now all consolidated within the Cranes segment.

Capital Structure: The Company’s liquidity at March 31, 2013 increased by approximately $52.3 million compared to December 31, 2012 and totaled $1,184.9 million, which comprised cash balances of $729.7 million and borrowing availability under the Company’s revolving credit facilities of approximately $455.2 million.

Kevin Bradley, Terex Senior Vice President and Chief Financial Officer, commented, “We generated free cash flow in the first quarter of 2013 of approximately $135 million. We are pleased with this result as we normally consume cash early in the year. We continue to anticipate improved cash generation throughout the remainder of the year.”

Return on Invested Capital (ROIC) was 7.7% for the trailing twelve months ended March 31, 2013.

Taxes: The effective tax rate for the first quarter of 2013 was 44.2% as compared to an effective tax rate of 28.9% for the first quarter of 2012.

Working Capital: Working Capital as a percent of Trailing Three Month Annualized Net Sales was 25.7% at March 31, 2013, as compared to 27.2% at December 31, 2012. This decrease was primarily attributable to increased accounts payable and customer deposits, reflecting the acceleration of production in anticipation of upcoming deliveries in the Company’s seasonally stronger period. This was offset slightly by higher accounts receivable, reflecting a solid end to the first quarter of 2013. The Company continues to target its Working Capital as a percent of Trailing Three Month Annualized Net Sales to be approximately 22% at the end of 2013.

Backlog: Backlog for orders deliverable during the next twelve months was approximately $2,166.1 million at March 31, 2013, an increase of approximately 7.8% from December 31, 2012 and a decrease of approximately 5.9% from March 31, 2012. Strong demand for AWP products contributed positively to the backlog, offset by softer demand for Construction, mainly as a result of continued European softness.

The Glossary contains further details regarding backlog.

Conference call

The Company will host a conference call to review the financial results on Thursday, April 25, 2013 at 8:30 a.m. ET. Ronald M. DeFeo, Chairman and CEO, will host the call. A simultaneous webcast of this call will be available on the Company’s website, www.terex.com. To listen to the call, select “Investor Relations” in the “About Terex” section on the home page and then click on the webcast microphone link. Participants are encouraged to access the call 10 minutes prior to the starting time. The call will also be archived on the Company’s website under “Audio Archives” in the “Investor Relations” section of the website.

Contact Information:

Tom Gelston
Vice President, Investor Relations
Phone: 203-222-5943
Email: thomas.gelston@terex.com

Forward-Looking Statements
This press release contains forward-looking information regarding future events or the Company’s future financial performance based on the current expectations of Terex Corporation. In addition, when included in this press release, the words “may,” “expects,” “intends,” “anticipates,” “plans,” “projects,” “estimates” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. The Company has based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance.

Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include among others: Our business is cyclical and weak general economic conditions affect the sales of our products and financial results; our ability to successfully integrate acquired businesses, including Demag Cranes AG; the need to comply with restrictive covenants contained in our debt agreements; our ability to generate sufficient cash flow to service our debt obligations and operate our business; our ability to access the capital markets to raise funds and provide liquidity; our business is sensitive to government spending; our business is very competitive and is affected by our cost structure, pricing, product initiatives and other actions taken by competitors; our ability to timely manufacture and deliver products to customers; our retention of key management personnel; the financial condition of suppliers and customers, and their continued access to capital; our providing financing and credit support for some of our customers; we may experience losses in excess of recorded reserves; impairment in the carrying value of goodwill and other indefinite-lived intangible assets; our ability to obtain parts and components from suppliers on a timely basis at competitive prices; our business is global and subject to changes in exchange rates between currencies, regional economic conditions and trade restrictions; our operations are subject to a number of potential risks that arise from operating a multinational business, including compliance with changing regulatory environments, the Foreign Corrupt Practices Act and other similar laws and political instability; a material disruption to one of our significant facilities; possible work stoppages and other labor matters; compliance with changing laws and regulations, particularly environmental and tax laws and regulations; litigation, product liability claims, patent claims, class action lawsuits and other liabilities; our ability to comply with an injunction and related obligations resulting from the settlement of an investigation by the United States Securities and Exchange Commission (“SEC”); our implementation of a global enterprise system and its performance; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the SEC.

Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(unaudited)
(in millions, except per share data)

	Three Months Ended March 31,
	2013	2012
Net sales	$1,723.1	$1,819.4
Cost of goods sold	(1,395.6)	(1,488.6)
Gross profit	327.5	330.8
Selling, general and administrative expenses	(259.1)	(267.0)
Income (loss) from operations	68.4	63.8
Other income (expense)
Interest income	1.7	2.6
Interest expense	(33.4)	(40.5)
Other income (expense) – net	(2.1)	4.5
Income (loss) from continuing operations before income taxes	34.6	30.4
(Provision for) benefit from income taxes	(15.3)	(8.8)
Income (loss) from continuing operations	19.3	21.6
Income (loss) from discontinued operations – net of tax	-	2.5
Gain (loss) on disposition of discontinued operations- net of tax	3.0	-
Net income (loss)	22.3	24.1
Net (income) loss attributable to noncontrolling interest	1.6	(1.1)
Net income (loss) attributable to Terex Corporation	$23.9	$23.0
Amounts attributable to Terex Corporation common stockholders:
Income (loss) from continuing operations	$20.9	$20.5
Income (loss) from discontinued operations – net of tax	-	2.5
Gain (loss) on disposition of discontinued operations – net of tax	3.0	-
Net income (loss) attributable to Terex Corporation	$23.9	$23.0
Basic Earnings (loss) Per Share Attributable to Terex Corporation Common Stockholders:
Income (loss) from continuing operations	$0.19	$0.19
Income (loss) from discontinued operations – net of tax	-	0.02
Gain (loss) on disposition of discontinued operations – net of tax	0.03	-
Net income (loss) attributable to Terex Corporation	$0.22	$0.21
Diluted Earnings (loss) Per Share Attributable to Terex Corporation Common Stockholders:
Income (loss) from continuing operations	$0.18	$0.18
Income (loss) from discontinued operations – net of tax	-	0.02
Gain (loss) on disposition of discontinued operations – net of tax	0.03	-
Net income (loss) attributable to Terex Corporation	$0.21	$0.20
Weighted average number of shares outstanding in per share calculation
Basic	110.8	109.9
Diluted	116.1	114.3

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)

	March 31, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$729.7	$678.0
Trade receivables (net of allowance of $34.2 and $38.8 at March 31, 2013 and December 31, 2012, respectively)	1,133.9	1,077.7
Inventories	1,702.2	1,715.6
Other current assets	303.9	326.1
Total current assets	3,869.7	3,797.4
Total non-current assets	2,882.1	2,948.8
Total assets	$6,751.8	$6,746.2

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable and current portion of long-term debt	$75.8	$83.8
Trade accounts payable	711.9	635.5
Accrued Expenses	300.1	323.8
Customer advances	350.5	312.9
Other current liabilities	361.6	352.8
Total current liabilities	1,799.9	1,708.8
Non-current liabilities
Long-term debt, less current portion	2,006.7	2,014.9
Other non-current liabilities	714.1	744.3
Total liabilities	4,520.7	4,468.0

Commitments and contingencies
Redeemable noncontrolling interest	243.8	246.9
Total stockholders’ equity	1,987.3	2,031.3
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$6,751.8	$6,746.2

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited) (in millions)

	Three Months Ended March 31,
	2013	2012
Operating Activities of Continuing Operations
Net income	$22.3	$24.1
Adjustments to reconcile net income to net cash provided by (used in) operating activities of continuing operations:
Depreciation and amortization	38.4	38.8
Other adjustments to net income	(5.2)	6.2
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	(81.1)	(8.4)
Inventories	(44.6)	(67.0)
Trade accounts payable	97.8	60.5
Customer advances	45.4	0.7
Other, net	(14.2)	(133.4)
Net cash provided by (used in) operating activities of continuing operations	58.8	(78.5)
Investing Activities of Continuing Operations
Capital expenditures	(22.5)	(19.6)
Other investing activities, net	30.2	(1.6)
Net cash (used in) provided by investing activities of continuing operations	7.7	(21.2)
Financing Activities of Continuing Operations
Net cash provided by (used in) financing activities of continuing operations	0.1	286.6
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(14.9)	12.2
Net Increase (Decrease) in Cash and Cash Equivalents	51.7	199.1
Cash and Cash Equivalents at Beginning of Period	678.0	774.1
Cash and Cash Equivalents at End of Period	$729.7	$973.2

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	First Quarter
	2013		2012
		% of Net Sales		% of Net Sales
Consolidated
Net sales	$1,723.1		$1,819.4
Gross profit	327.5	19.0%	330.8	18.2%
SG&A	259.1	15.0%	267.0	14.7%
Income from operations	$68.4	4.0%	$63.8	3.5%

AWP
Net sales	$509.1		$419.8
Gross profit	118.5	23.3%	79.1	18.8%
SG&A	46.1	9.1%	39.9	9.5%
Income from operations	$72.4	14.2%	$39.2	9.3%

Construction
Net sales	$279.8		$363.1
Gross profit	20.9	7.5%	36.9	10.2%
SG&A	34.0	12.2%	36.9	10.2%
Income (loss) from operations	$(13.1)	(4.7)%	$0.0	0.0%

Cranes
Net sales	$470.9		$455.2
Gross profit	85.9	18.2%	74.9	16.5%
SG&A	53.4	11.3%	61.9	13.6%
Income from operations	$32.5	6.9%	$13.0	2.9%

MHPS
Net sales	$339.2		$438.1
Gross profit	68.7	20.3%	100.1	22.8%
SG&A	97.8	28.8%	99.5	22.7%
Income (loss) from operations	$(29.1)	(8.6)%	$0.6	0.1%

MP
Net sales	$154.3		$169.2
Gross profit	31.7	20.5%	35.1	20.7%
SG&A	20.0	13.0%	19.8	11.7%
Income from operations	$11.7	7.6%	$15.3	9.0%

Corporate/Eliminations
Net sales	$(30.2)		$(26.0)
Gross profit	1.8	(6.0)%	4.7	(18.1)%
SG&A	7.8	(25.8)%	9.0	(34.6)%
Loss from operations	$(6.0)	19.9%	$(4.3)	16.5%

GLOSSARY

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

As changes in foreign currency exchange rates have a non-operating impact on the translation of our financial results, we believe excluding the effect of these changes assists in the assessment of our business results between periods. We calculate the translation effect of foreign currency exchange rate changes by translating the current period results at the rates that the comparable prior periods were translated to isolate the foreign exchange component of the fluctuation from the operational component. Similarly, the impact of changes in our results from acquisitions that were not included in comparable prior periods is subtracted from the absolute change in results to allow for better comparability of results between periods.

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. The backlog of the various Terex businesses is not necessarily indicative of sales to be recognized in a specified future period.

	Mar 31, 2013	Mar 31, 2012	% change	Dec 31, 2012	% change
Consolidated Backlog	$2,166.1	$2,301.3	(5.9)%	$2,009.1	7.8%
AWP	$577.3	$523.4	10.3%	$509.9	13.2%
Construction	$190.6	$266.4	(28.5)%	$209.0	(8.8)%
Cranes	$634.2	$775.7	(18.2)%	$642.7	(1.3)%
MHPS	$679.1	$631.4	7.6%	$577.1	17.7%
MP	$84.9	$104.4	(18.7)%	$70.4	20.6%

EBITDA is defined as earnings, before interest, taxes, depreciation and amortization. The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from income from operations back into income from operations to arrive at EBITDA. Depreciation and amortization amounts reported in the Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA. Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex’s ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended March 31,
	2013	2012
Income (loss) from operations	$68.4	$63.8
Depreciation	25.6	25.4
Amortization	12.8	13.4
Bank fee amortization not included in Income (loss) from operations	(2.2)	(2.4)
EBITDA	$104.6	$100.2

Free cash flow is defined as income from operations plus depreciation and amortization, proceeds from the sale of assets, plus or minus changes in working capital, less capital expenditures.

Three months ended Mar 31, 2013
Income from operations	$68.4
Depreciation and amortization	38.4
Proceeds from sale of assets	33.0
Changes in working capital	17.5
Capital expenditures	(22.5)
Free cash flow	$134.8

Return on Invested Capital (“ROIC”) is determined by dividing the sum of Net Operating Profit After Tax (“NOPAT”)(as defined below) for each of the previous four quarters by the average of the sum of Total Terex Corporation stockholders’ equity plus Debt (as defined below) less Cash and cash equivalents for the previous five quarters. Debt is calculated using the Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. NOPAT for each quarter is calculated by multiplying Income (loss) from continuing operations by a figure equal to one minus the effective tax rate of the Company. The Company believes that returns on capital deployed in Terex Financial Services (“TFS”) does not represent its primary operations and, therefore, TFS finance receivable assets and results from operations have been excluded from the calculation below. The effective tax rate is equal to the (Provision for) benefit from income taxes divided by Income (loss) before income taxes for the respective quarter. Total Terex Corporation stockholders’ equity is adjusted to include redeemable non-controlling interest as this item is deemed to be temporary equity and therefore should be included in the denominator of the ROIC ratio. The Company calculates ROIC using the last four quarters’ NOPAT as this represents the most recent 12-month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, the Company includes the average of five quarters’ ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) thereby providing, over the same time period as the numerator, four quarters of average invested capital.

Terex management and the Board of Directors use ROIC as one of the primary measures to assess operational performance and in connection with certain compensation programs. Terex utilizes ROIC as a unifying metric because management believes that it measures how effectively the Company invests its capital and provides a better measure to compare the Company to peer companies to assist in assessing how it drives operational improvement. ROIC measures return on the amount of capital invested in the Company’s primary businesses, excluding TFS, as opposed to another metric such as return on Terex Corporation stockholders’ equity that only incorporates book equity, and is thus a more accurate and descriptive measure of the Company’s performance. Terex also believes that adding Debt less Cash and cash equivalents to Total Terex Corporation stockholders’ equity provides a better comparison across similar businesses regarding total capitalization, and that ROIC highlights the level of value creation as a percentage of capital invested.
See reconciliation of adjusted amounts below on table following ROIC table. Amounts are as of and for the three months ended for the periods referenced in the table below.

	Mar ‘13	Dec ‘12	Sept ‘12	Jun ‘12	Mar ‘12
Provision for (benefit from) income taxes	$15.3	$(7.5)	$8.8	$44.1
Divided by: Income (loss) before income taxes	34.6	(36.5)	37.1	124.6
Effective tax rate	44.2%	20.5%	23.7%	35.4%

Income (loss) income from operations as adjusted	$68.9	$26.3	$132.6	$175.5
Multiplied by: 1 minus Effective tax rate	55.8%	79.5%	76.3%	64.6%
Adjusted net operating income (loss) after tax	$38.4	$20.9	$101.2	$113.4

Debt (as defined above)	$2,082.5	$2,098.7	$2,063.8	$2,402.8	$2,608.5
Less: Cash and cash equivalents	(729.7)	(678.0)	(542.6)	(841.5)	(973.2)
Debt less Cash and cash equivalents	$1,352.8	$1,420.7	$1,521.2	$1,561.3	$1,635.3

Total Terex Corporation stockholders’ equity as adjusted	$2,053.8	$2,103.7	$2,149.2	$2,089.2	$1,881.0

Debt less Cash and cash equivalents plus Total Terex Corporation stockholders’ equity as adjusted	$3,406.6	$3,524.4	$3,670.4	$3,650.5	$3,516.3

March 31, 2013 ROIC	7.7%
Adjusted net operating income (loss) after tax (last 4 quarters)	$273.9
Average Debt less Cash and cash equivalents plus Total Terex Corporation stockholders’ equity as adjusted (5 quarters)	$3,553.6

	Three months ended 3/31/13	Three months ended 12/31/12	Three months ended 9/30/12	Three months ended 6/30/12
Reconciliation of income (loss) from operations:
Income (loss) from operations as reported	$68.4	$27.9	$131.9	$175.0
(Income) loss from operations for TFS	0.5	(1.6)	0.7	0.5
Income (loss) from operations as adjusted	$68.9	$26.3	$132.6	$175.5

Reconciliation of Terex Corporation stockholders’ equity:	As of 3/31/13	As of 12/31/12	As of 9/30/12	As of 6/30/12	As of 3/31/12
Terex Corporation stockholders’ equity as reported	$1,957.5	$2,007.7	$2,054.6	$1,989.6	$1,996.7
TFS assets	(147.5)	(150.9)	(142.3)	(129.9)	(115.7)
Redeemable noncontrolling interest	243.8	246.9	236.9	229.5	-
Terex Corporation stockholders’ equity as adjusted	$2,053.8	$2,103.7	$2,149.2	$2,089.2	$1,881.0

Trailing Three Month Annualized Net Sales is calculated using the net sales for the quarter multiplied by four.

First Quarter 2013 Net Sales		$1,723.1
	x	4
Trailing Three Month Annualized Net Sales		$6,892.4

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable and customer advances. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. As of March 31, 2013, working capital was:

Inventories	$1,702.2
Trade Receivables	1,133.9
Less: Trade Accounts Payable	(711.9)
Less: Customer Advances	(350.5)
Total Working Capital	$1,773.7

##

Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com